Exhibit 99.1

Nordson Corporation Reports First Quarter Results

  Sales grow 26 percent over prior year’s first quarter to a record $347 million, inclusive of 8 percent organic growth
  Operating profit grows 9 percent over prior year’s first quarter to a record $62 million
  GAAP Diluted EPS grows 12 percent over prior year’s first quarter to a record $0.65
  Second quarter 2013 guidance: Sales expected in the range of $372 to $387 million; GAAP Diluted EPS in the range of $0.78 to $0.87

WESTLAKE, Ohio--(BUSINESS WIRE)--February 21, 2013--Nordson Corporation (Nasdaq: NDSN) today reported results for the first quarter of fiscal year 2013. For the quarter ending January 31, 2013, sales were $347 million, a 26 percent increase over the prior year’s first quarter sales. This sales improvement included an 8 percent increase in organic volume, and an 18 percent increase related to the first year effect of acquisitions. Currency effects were minimal in the quarter compared to the prior year. Operating profit for the quarter was $62 million and operating margin was 18 percent. First quarter diluted earnings per share as reported were $0.65, representing a 12 percent increase over the prior year earnings per share of $0.58. A reconciliation of GAAP diluted EPS to normalized amounts is included in the attached tables.

“Nordson’s global team delivered solid quarterly results, in line with our guidance and reflective of the normal seasonality of our business,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Our continuing ability to provide precision technology solutions to customers in a diverse set of end markets generated strong organic volume growth, with additional growth coming from the first year effect of acquisitions. Operating margin in the quarter was 18 percent, a level within the range we expected and one that includes the dilutive impact of recent acquisitions along with planned investments in initiatives that will fuel future growth and performance. Net income grew to a first quarter record of $42 million, we continue to generate excellent levels of free cash flow, and our balance sheet remains strong. Overall, we are pleased with the start of our fiscal year and we see multiple opportunities for growth and improvement in the coming quarters.”

First Quarter Segment and Regional Results

“The fundamental strengths of our business model are intact in all business segments, as we delivered organic volume growth in every geographic region and nearly all product lines,” said Hilton.

“Volume in Adhesive Dispensing Systems improved by 33 percent compared to the same period a year ago,” continued Hilton. “Organic volume growth was essentially flat, as growth in consumer non-durable end markets was offset by softness in some plastics processing and consumer durable goods end markets. Segment operating margin was 24 percent and inclusive of the anticipated dilutive effect of 2012’s EDI and Xaloy acquisitions.

“Organic volume in Advanced Technology Systems improved by 8 percent over the prior year’s first quarter, with solid growth in most all segment product lines. Demand in mobile electronic device, medical and other niche end markets remained solid. Segment operating margin was 19 percent in the quarter, an improvement of 3 percentage points over our performance in last year’s first quarter.

“Within Industrial Coating Systems, volume grew by 51 percent compared to the first quarter a year ago. This improvement included a 38 percent increase in organic volume and a 13 percent increase related to the first year effect of acquisitions. Similar to our comments a quarter ago, the growth continues to be driven by well-capitalized customers in all geographies investing in production efficiency and plant expansion programs. Segment operating margin was 13 percent, an improvement of 10 percentage points over last year’s first quarter and reflective of our ability to leverage increased volume.”

Detailed results by operating segment and geography are included in the attached tables.

Order Rates and Backlog

Order rates for the 12-week period ending February 17, 2013, measured in constant currency, increased 4 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2012 acquisitions were owned in both years.

Backlog at the end of the first quarter was approximately $189 million, an increase of 25 percent compared with the end of the first quarter a year ago, and an increase of 7 percent compared to the end of the fourth quarter of fiscal 2012. Backlog amounts are calculated at January 31, 2013 exchange rates.

Outlook

For the second quarter of fiscal 2013, sales are expected to be in the range of $372 to $387 million. This sales outlook indicates growth will be in the range of 18 percent to 23 percent compared to the second quarter a year ago. This overall growth is inclusive of organic growth of 3 percent to 8 percent, 16 percent growth from the first year effect of acquisitions, and a negative 1 percent currency translation effect as compared to the prior year’s second quarter and based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $0.78 to $0.87.

“At the midpoint of our guidance, sequential sales growth would be about 10 percent, and we would expect to leverage this increased volume to deliver higher operating margin. Our year-over-year order rates are positive, but uncertainty persists in the macroeconomic picture, not unlike the climate of a year ago. In that environment, Nordson generated full year organic growth of 8 percent. At this time, most economists are forecasting global GDP growth in 2013 to be similar to 2012. Should these forecasts hold, we believe Nordson has the opportunity to generate mid-to-high single digit full year organic growth once again. At this level of growth, Nordson would be well positioned to deliver full year operating margin similar to last year’s level, inclusive of the dilutive effect of last year’s acquisitions and the incremental R&D and localization investments we are making this year. We have proven our ability to adjust to conditions as required, yet we are focused on delivering long term returns to our shareholders. We remain well positioned with a direct sales and service model in all geographies, and our differentiated products meet the needs of customers in a wide variety of global growth markets. Our efforts remain underpinned by a commitment to innovation, continuous improvement, talent development and execution.”

Nordson will broadcast its first-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Friday, February 22, 2013 at 8:30 a.m. EST. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation delivers precision technology solutions that help customers succeed worldwide. The company engineers, manufactures and markets differentiated products and systems used for precision dispensing of adhesives, coatings, sealants, biomaterials, fluids and other materials, plastic extrusion and injection molding, electronics testing and inspecting, and surface preparation, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, http://www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2013
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2013	2012

Net sales	$347,043	$275,836
Cost of sales	149,814	106,490
Selling & administrative expenses	135,665	112,859

Operating profit	61,564	56,487

Interest expense - net	(3,982)	(1,849)
Other income (expense) - net	(1,200)	992

Income before income taxes	56,382	55,630
Income taxes	14,371	17,292

Net Income	$42,011	$38,338

Return on sales	12%	14%
Return on average shareholders' equity	24%	27%

Average common shares outstanding (000's)	64,273	65,065
Average common shares and common share equivalents (000's)	64,949	65,627

Per share:

Basic earnings	$.65	$.59
Diluted earnings	$.65	$.58

Dividends paid	$.15	$.125

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2013	2012

Cash and marketable securities	$54,725	$41,518
Receivables	281,730	324,563
Inventories	183,415	169,585
Other current assets	54,602	50,957
Total current assets	574,472	586,623

Property, plant & equipment	177,847	174,931
Other assets	1,065,665	1,067,961
	$1,817,984	$1,829,515

Notes payable and debt due within one year	$105,675	$105,669
Accounts payable and accrued liabilities	186,705	238,015
Total current liabilities	292,380	343,684

Long-term debt	517,563	528,041
Other liabilities	293,612	288,020
Total shareholders' equity	714,429	669,770
	$1,817,984	$1,829,515

Other information:

Employees	5,412	5,361

Common shares outstanding (000's)	64,499	64,257

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2013
(Unaudited)

	First Quarter		% Growth over 2012
SALES BY BUSINESS SEGMENT	2013	2012	Volume	Currency	Total

Adhesive dispensing systems	$183,378	$139,172	32.8%	-1.0%	31.8%
Advanced technology systems	108,709	100,107	8.1%	0.5%	8.6%
Industrial coating systems	54,956	36,557	50.9%	-0.6%	50.3%

Total sales by business segment	$347,043	$275,836	26.2%	-0.4%	25.8%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2013	2012

Adhesive dispensing systems	$43,674	$47,227
Advanced technology systems	20,733	16,000
Industrial coating systems	7,161	1,138
Corporate	(10,004)	(7,878)

Total operating profit by business segment	$61,564	$56,487

	First Quarter		% Growth over 2012
SALES BY GEOGRAPHIC REGION	2013	2012	Volume	Currency	Total

United States	$111,304	$75,202	48.0%	-	48.0%
Americas	27,687	20,199	37.1%	-	37.1%
Europe	94,635	86,583	9.0%	0.3%	9.3%
Japan	35,596	30,035	26.2%	-7.7%	18.5%
Asia Pacific	77,821	63,817	20.3%	1.6%	21.9%

Total Sales by Geographic Region	$347,043	$275,836	26.2%	-0.4%	25.8%

	First Quarter
SELECTED SUPPLEMENTAL INFORMATION	2013	2012

Depreciation and amortization	$13,049	$7,969
Capital expenditures	$7,524	$8,644
Dividends paid	$9,641	$8,133

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 17, 2013
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-1%	United States	3%
Advanced technology systems	5%	Americas	4%
Industrial coating systems	19%	Europe	-7%
		Japan	10%
Total	4%	Asia Pacific	15%

		Total	4%

Notes:
1. Numbers in this table are unaudited and exclude the effects of currency movements.
2. Pro-forma changes in order rates were calculated as though 2012 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FIRST QUARTER PERIOD
Period Ending January 31, 2013
(Unaudited)

EARNINGS PER SHARE
	First Quarter
	2013	2012

Diluted EPS as reported (U.S. GAAP)	$0.65	$0.58
Short-term inventory purchase accounting adjustments	-	0.02
Severance and restructuring	0.01	0.01
Pension termination expense	-	0.01
Discrete tax items	(0.04)	-

Diluted EPS as adjusted (Non-GAAP)	$0.62	$0.62

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation and facilitate comparability of results with prior periods. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, Director, Communications & Investor Relations, 440-414-5639
Jim.Jaye@nordson.com